UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LARGE SCALE BIOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LARGE SCALE BIOLOGY CORPORATION

3333 Vaca Valley Parkway

Vacaville, California 95688

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 26, 2004

To	the Stockholders of Large Scale Biology Corporation:

Please take notice that the Annual Meeting of Stockholders of Large Scale Biology Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 26, 2004 at 10:00 a.m. local time, at Travis Credit Union, Room B, One Travis Way, Vacaville, CA, for the following purposes:

1. To elect a board of five (5) directors of the Company, to serve until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche, LLP, as the Company’s independent auditors for the year ending December 31, 2004; and

3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

A proxy statement attached to this notice describes these matters in more detail as well as additional information about the Company and its officers and directors. The board of directors has fixed the close of business on April 2, 2004 as the record date and only holders of record of the Company’s common stock as of the close of business on April 2, 2004 are entitled to receive this notice and to vote at this Annual Meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors

John S. Rakitan

Secretary

Vacaville,	California
Date:	April 29, 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

LARGE SCALE BIOLOGY CORPORATION

3333 Vaca Valley Parkway

Vacaville, California 95688

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the board of directors of Large Scale Biology Corporation (the “Company”, “we”, “us” or “our”) for the Annual Meeting of Stockholders to be held on Wednesday, May 26, 2004 (the “Meeting”) or at any adjournments or postponements of the Meeting, for the purposes set forth in the notice attached to this proxy statement. This proxy statement and accompanying proxy card are first being mailed to you on or about April 29, 2004.

GENERAL INFORMATION ABOUT VOTING

You can vote your shares of common stock if our records show that you owned your shares on April 2, 2004, the record date. As of the record date, there were a total of 31,181,292 shares of common stock outstanding and entitled to vote at the Meeting. You are entitled to one vote for each share of common stock you hold as of the record date. It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

Business may be transacted at the Meeting if a quorum is present. A quorum is present at the Meeting if holders of a majority of the shares of common stock entitled to vote are present in person or by proxy at the Meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (a “broker nonvote”), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposal No. 2 will be approved by the affirmative vote of the majority of the shares of common stock present at the Meeting (in person or by proxy) that are voted for or against the proposal. Abstentions will have the effect of a vote against, and broker nonvotes will not affect the outcome of the vote on a proposal. All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes on each proposal.

Please follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Meeting. If you sign and date the proxy card and mail it back to us in the enclosed envelope, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote your shares “for” such proposal or, in the case of the election of directors, vote “for” election to the board of directors of all the nominees presented by the board of directors.

The matters described in this proxy statement are the only matters we know will be voted on at the Meeting. If other matters are properly presented at the Meeting, the proxyholders will vote your shares in accordance with the recommendations of management.

At any time before the vote on a proposal, you can change your vote either by giving our Secretary, John S. Rakitan, at the Company address set forth above, written notice revoking your proxy card, or by signing, dating and returning to us a new proxy card at the Company address set forth above, or by attending the Meeting and voting in person. We will honor the proxy card with the latest date. Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Meeting and vote your shares in person. If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares by proxy or in person at the Meeting.

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to you. We will reimburse our transfer agent for its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. We estimate that all of the foregoing costs will approximate $50,000. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. We will not pay our employees additional compensation for contacting you.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s board of directors presently has five members: Marvyn Carton, Robert L. Erwin, Bernard I. Grosser, M.D., Sol Levine and Kevin J. Ryan. The board of directors approved a slate of five (5) director nominees, all of whom are incumbent directors. Each nominee is to serve until the Company’s next annual meeting of stockholders or until each such director’s successor shall have been duly qualified and elected. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxyholders might determine. Each nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board

The director nominees, and their ages as of the date of the Meeting, their principal occupation, and the period during which they have served as a director of the Company are set forth in the following table and paragraphs:

Name	Age	Principal Occupation	Served as Director Since
Robert L. Erwin	50	Chairman of the Board of the Company and Managing Director of Bio-Strategic Directors, LLC	1987
Kevin J. Ryan	63	President and Chief Executive Officer	1992 – 1996; 2001
Marvyn Carton	86	Former Principal of Allen & Company	1988 – 1990; 1998
Bernard I. Grosser, M.D.	75	Professor and Chairman, Department of Psychiatry, University of Utah School of Medicine	1996
Sol Levine	75	Former President of Revlon, Inc.	1992

Robert L. Erwin co-founded the Company in 1987 and has been Chairman of the Board since 1992. From 1988 to 1992, he served as President. Mr. Erwin served as our Chief Executive Officer from 1992 to April 2003. Prior to joining the Company, he co-founded Sungene Technologies Corporation, a biotechnology company, and served as its Vice President of Research and Product Development from 1981 through 1986. Since January 2004, Mr. Erwin has served as Managing Director of Bio-Strategic Directors, LLC, a business and technology consulting company. Mr. Erwin received his M.S. in genetics from Louisiana State University.

Kevin J. Ryan has been our President and Chief Executive Officer since April 2003. Mr. Ryan was our President from 1991 to 1995, served as a director of the Company from 1992 to 1996, and has been a member of the board of directors since May 2001 when he rejoined our board. Mr. Ryan served as President, Chief Executive Officer and a director of Wesley Jessen VisionCare, Inc., a contact lens company, from June 1995 through October 2000. Mr. Ryan has served as Chairman of the Board of CibaVision’s Advisory Committee. From 1987 to 1990, Mr. Ryan served as President of Barnes-Hind’s contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare); and from 1974 to 1978, as Vice President of Sales and Marketing at the Westwood Division of Bristol-Myers. Mr. Ryan is a managing member of Technology Directors II, LLC (which holds 11.8% of our outstanding common stock) and Technology Directors II BST, LLC, each of which is an investment limited liability company, and the Chairman of the Board of Directors of Sonic Innovations, Inc., a medical device company. Mr. Ryan received his bachelor’s degree in business and marketing from the University of Notre Dame.

Marvyn Carton was a director of the Company from 1988 to 1990 and has been a member of the board of directors since October 1998. Mr. Carton was an Executive Vice President and Director of Allen & Company, an investment banking firm, until his retirement in 1992. Mr. Carton received his B.A. from Brown University and his M.B.A. from New York University.

Bernard I. Grosser, M.D. has been a director of the Company since January 1996. Dr. Grosser has served as a Professor and as the Chairman of the Department of Psychiatry of the University of Utah School of Medicine since 1982. He has also served as a director of Human Pheromone Sciences, Inc., a biotechnology-based company in the field of human pheromone products, since 1990. Dr. Grosser received his B.A. from the University of Massachusetts, his M.S. in zoology from the University of Michigan and his M.D. from Case Western Reserve University.

Sol Levine has been a director of the Company since March 1992. Mr. Levine is a nonvoting member of Technology Directors II, LLC and Technology Directors II BST, LLC, each of which is an investment limited liability company. Mr. Levine was the President of Revlon, Inc. until his retirement in 1990.

Independence of Directors

The board of directors has determined that a majority of its members are “independent directors” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers. Our independent directors include: Messrs. Carton, Grosser and Levine. In addition, these members of the board of directors meet the “outside director” requirements of the regulations under Section 162(m) of the Internal Revenue Code, and the “non-employee director” requirements under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Committees and Meetings

The board of directors held nineteen meetings in 2003. During 2003 no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period they served on the board, and (2) the total number of meetings held by all committees of the board on which they served which were held during the periods they served on such committees. We encourage members of the board of directors to attend our annual meetings of stockholders. All of our Board members attended last year’s meeting.

The audit committee is composed of independent directors who, in accordance with the audit committee charter, assist the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Messrs. Carton and Levine served on the committee for the full year. Mr. Ryan served on the committee from January through April 2003, at which time he was elected President and Chief Executive Officer. Dr. Grosser replaced Mr. Ryan and served on the committee subsequent to April 2003. The audit committee met four times in 2003.

The board of directors adopted and approved a charter for the audit committee in July 2000, and the charter was amended in April 2001 and again in April 2004. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement. The board of directors has determined that each of the members of the audit committee is an “independent director” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers. The members of the audit committee also meet the independence requirements of Rule 10A-3(b)(i) of the Securities Exchange Act of 1934, and each of the criteria set forth in Rule 4350(d)(2)(A) of the NASD Marketplace Rules. The board of directors has determined that Mr. Levine qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The executive committee acts on an interim basis between meetings of the full board of directors with all of the authority and power of the full board of directors in the management of our business and affairs, except as otherwise limited by our bylaws. The executive committee currently consists of Messrs. Erwin, Levine and Ryan. The executive committee did not meet in 2003.

The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock plans and performs other duties as may from time to time be determined by the board of directors. The compensation committee currently consists of Dr. Grosser and Messrs. Carton and Levine, each of whom will continue to serve on the compensation committee following the Meeting. The compensation committee met one time in 2003.

We do not have a nominating committee; instead, at least a majority of our independent directors recommends director nominees for the full board’s selection. Each of Dr. Grosser and Messrs Carton and Levine participates in the consideration of director nominees and the full board evaluates and selects the nominees recommended by at least two of those directors. The board of directors believes that it is appropriate for the Company not to have a nominating committee because the work of such a committee on a board of directors with only five members (three of whom are independent directors) is just as effectively performed through the recommendation and selection process reflected above.

Director Qualifications and Nominations

A majority of the independent directors of the board of directors recommends for the full Board’s selection all director nominees. These directors identify, consider and recommend candidates for membership on the Board and will consider suggestions from stockholders for nominees for election as directors at the 2005 Annual Meeting, provided that the recommendations are received on a timely basis and meet the criteria set forth below. The independent directors of the board of directors and the full Board do not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. While the independent directors of the board of directors and the full Board have not determined minimum criteria for director nominees, they seek to achieve a balance of knowledge, experience and capability on our Board. To this end, the independent directors and the full Board seek nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the independent directors and the full Board consider the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise.

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Our Amended and Restated Bylaws specify additional requirements if stockholders wish to nominate directors at special meetings of stockholders. In order to include a proposal for such nomination of a director in our proxy statement for next year’s annual meeting, the written proposal will be subject to the deadlines and procedures described under “Stockholder Proposals” and in the bullet points below. The independent directors of the Board have established the following procedure for stockholders to submit director nominee recommendations:

•	If you would like to recommend a director candidate for the next annual meeting, you must submit the recommendations by mail to our Secretary at our principal executive offices, no later than the 120th calendar day before the date that we last mailed our proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by our Secretary and as necessary to satisfy rules and regulations of the Securities and Exchange Commission and our bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The independent directors of the board of directors consider nominees based on the Company’s need to fill vacancies or to expand the Board, and also considers the Company’s need to fill particular roles on the Board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The independent directors of the board of directors evaluate candidates in accordance with its policies regarding director qualifications, qualities and skills.

The independent directors of the board of directors and the full Board will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

Director Compensation

We do not pay cash compensation to directors who are not our employees, but they do receive stock options and reimbursement of out-of-pocket travel expenses for attendance at meetings of the board of directors. Directors who are also our employees do not receive additional compensation for serving as directors. Under the Company’s 2000 Stock Incentive Plan, non-employee directors receive automatic option grants to purchase 30,000 shares of common stock upon becoming directors and automatic option grants to purchase 6,000 shares of common stock on the date of each annual meeting of stockholders with an exercise price equal to the fair market value of our stock on that date, if they continue to serve as directors. These automatic option grants are immediately exercisable. However, the shares issued upon exercise of these options remain subject to the Company’s right to repurchase the shares upon termination of board service. Initial automatic option grants vest, and the Company’s right of repurchase lapses, with respect to 1,500 shares every three months over a five-year period from the date of grant. Subsequent automatic option grants vest, and the Company’s right of repurchase lapses, with respect to 1,500 shares every three months over a one-year period from the date of grant.

Corporate Governance

We have adopted a Code of Conduct and Ethics, which is posted on and can be accessed at the Company’s website at http://www.lsbc.com. All financial and senior managers and directors of the Company including the Chief Executive Officer and our senior financial officers, are required to adhere to the code of conduct and ethics in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code of conduct and ethics.

We have also established a procedure through which employees may report concerns about the Company’s business practices. In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints received by the Company regarding accounting or auditing matters, and to allow for the confidential anonymous submission by our employees of concerns regarding accounting or auditing matters.

Communications with the Board of Directors

Any stockholder who desires to contact the Board or specific members of the Board may do so by writing to: The Board of Directors, Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Suite 1000, Vacaville, California 95688.

Compensation Committee Interlocks and Insider Participation

During 2003 the compensation committee consisted of Dr. Grosser and Messrs. Carton and Levine. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH

NAMED NOMINEE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our audit committee has selected Deloitte & Touche, LLP, as the Company’s independent auditors to perform an audit of the Company’s consolidated financial statements for the year ending December 31, 2004. The stockholders are being asked to ratify this selection. Deloitte & Touche, LLP, has audited the Company’s consolidated financial statements since 1999.

Representatives of Deloitte & Touche, LLP, are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and they will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche, LLP, as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Company has elected to seek such ratification as a matter of sound corporate practice. Should the Company’s stockholders fail to ratify the appointment of Deloitte & Touche, LLP, as independent auditors, the audit committee will investigate the reasons for stockholder rejection and the board of directors will reevaluate the audit committee’s selection.

Principal Auditor Fees and Services

The following table sets forth the aggregate fees billed by Deloitte & Touche, LLP, for audit services rendered in connection with the consolidated financial statements and reports for 2003 and for other services rendered during 2003 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Company:

	2002		2003
	Amount	% of Total	Amount	% of Total
Audit fees	$126,440	75%	$143,450	76%
Audit-related fees	15,500	9%	25,000	13%
Tax fees	27,010	16%	20,478	11%
All other fees:	—	—	—	—

Total fees	$168,950		$188,928

Audit fees consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche, LLP, in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (described above). These services include accounting consultations in connection with SEC filings other than quarterly and annual regulatory filings, audit of the company’s 401(k) plan and services provided related to government grants and contracts.

Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. These fees related to the preparation and review of federal, state and municipality tax returns and tax consultations regarding taxability of stock options, employee benefits and the stock awards plan.

All other fees consist of fees for all other services.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF DELOITTE & TOUCHE, LLP, AS OUR INDEPENDENT AUDITORS.

OTHER MATTERS

Our board of directors knows of no other business, which will be presented at the Meeting. If any other business is properly brought before the Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendations of management.

A copy of our annual report for year ended December 31, 2003, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of April 2, 2004 are as follows:

Name	Age	Position
Kevin J. Ryan	63	President and Chief Executive Officer
Ronald J. Artale	54	Senior Vice President, Chief Operating Officer and Chief Financial Officer
Michael D. Centron	48	Vice President, Finance and Administration, and Treasurer
Laurence K. Grill, Ph.D.	54	Senior Vice President, Research and Chief Scientific Officer
John S. Rakitan	59	Senior Vice President, General Counsel and Secretary
Daniel Tusé, Ph.D.	52	Vice President, Business Development
Robert J. Walden	48	Senior Vice President

Kevin J. Ryan, See “Proposal No. 1: Election of Directors” for Mr. Ryan’s biography.

Ronald J. Artale joined the Company as a Senior Vice President and our Chief Financial Officer in November 2001 and has served in those capacities since that time. Mr. Artale has also served as our Chief Operating Officer since April 2003. Mr. Artale served as Vice President, Chief Financial Officer and Treasurer from April 2001 to February 2002 and a member of the board of directors since June 2003 of Addition Technology, Inc., a privately-held vision correction medical device company. Since April 2001, Mr. Artale served as a Managing Member and Executive Vice President of the venture capital firms VMA, LLC and VMG, LLC. From 1996 to March 2001, Mr. Artale served as Vice President, Finance and Corporate Controller of Wesley Jessen VisionCare, Inc., a contact lens company. Mr. Artale received his B.B.A. in accounting from Niagara University and his M.B.A. from St. John’s University.

Michael D. Centron has served as our Treasurer since 1991 and as a Vice President since March 2001. In June 2003 he was appointed Vice President of Finance and Administration. Mr. Centron joined the Company as the Controller in 1988. Mr. Centron is a certified public accountant and received his B.S. in economics from the Wharton School of the University of Pennsylvania and his M.B.A. from the Haas School of the University of California, Berkeley.

Laurence K. Grill, Ph.D. has served as our Chief Scientific Officer since June 2002. Dr. Grill co-founded the Company and served as our Vice President, Research from 1987 to 1999 and as Senior Vice President, Research since 1999. He received his Ph.D. in plant pathology from the University of California at Riverside.

John S. Rakitan is our General Counsel and Secretary and a Senior Vice President. Mr. Rakitan joined the Company in 1987 as the Controller. He served as Treasurer from 1988 to 1990. Mr. Rakitan was appointed Vice President, General Counsel and Assistant Secretary in 1988, Secretary in 1991 and Senior Vice President in 1999. Before joining the Company, Mr. Rakitan was an attorney in private practice. Mr. Rakitan received his J.D. from the University of Notre Dame.

Daniel Tusé, Ph.D. has served as Vice President, Business Development since January 2002 and has served as the head of our business development group since October 2002. Dr. Tusé joined the Company as Vice President, Pharmaceutical Development in 1995 and served in that position until January 2002. Before joining the Company, Dr. Tusé was Assistant Director of the Life Sciences Division of SRI International, a business consulting firm. Dr. Tusé received his Ph.D. in microbiology from the University of California, Davis.

Robert J. Walden is a Senior Vice President of the Company and has served as President of, the Company’s Germantown, Maryland operations since September 2002. Mr. Walden was a director of the Company from May 1999 to May 2001. Mr. Walden served as Vice President, Finance, at the business that is now our Germantown, Maryland operations from 1997 to September 2001. In March 2001, Mr. Walden was appointed Vice President, General Manager of our Germantown, Maryland operations. In January 2002, Mr. Walden was appointed Senior Vice President of the Company and General Manager of our Germantown, Maryland operations. Mr. Walden received his B.S. in finance from the University of Maryland.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known by us with respect to the beneficial ownership of the Company’s common stock as of April 2, 2004 by:

•	Each person or entity who is known by us to beneficially own greater than 5% of our outstanding common stock;

•	Each of the Named Executive Officers (see “Executive Compensation and Related Information” below);

•	Each of our directors and director nominees;

•	All current directors and executive officers as a group.

The percentage of shares beneficially owned is based on 31,181,292 shares of common stock outstanding as of April 2, 2004. Shares of common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of April 2, 2004 are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Large Scale Biology Corporation, 3333 Vaca Valley Parkway, Suite 1000, Vacaville, CA 95688.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Kevin J. Ryan (1)	4,560,461	14.6%
John W. Maki (2)	3,706,266	11.9
John J. O’Malley (3)	3,706,266	11.9
Technology Directors II, LLC (4) 460 Bloomfield Ave., Suite 200 Montclair, NJ 07042	3,667,453	11.8
John D. Fowler, Jr. (5)	1,177,260	3.7
Robert L. Erwin (6)	1,018,142	3.2
Ronald J. Artale (7)	512,590	1.6
David R. McGee, Ph. D. (8)	561,903	1.8
Laurence K. Grill, Ph. D. (9)	461,333	1.5
Sol Levine (10)	429,170	1.4
John S. Rakitan (11)	443,369	1.4
R. Barry Holtz, Ph.D. (12)	198,199	*
Bernard I. Grosser, M.D. (13)	178,295	*
Marvyn Carton (14)	129,261	*
Directors and officers as a group (11 persons) (15)	8,574,959	25.9

*	Less than one percent.

(1)	Includes 3,667,453 shares held by Technology Directors II, LLC, 68,196 shares held by the Ryan Family Trust, of which Mr. Ryan is Trustee, and 12,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. Ryan is a managing member of Technology Directors II, LLC. Mr. Ryan disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.

(2)	Represents 3,667,453 shares held by Technology Directors II, LLC and 38,813 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. Maki is a managing member of Technology Directors II, LLC. Mr. Maki disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.
(3)	Represents 3,667,453 shares held by Technology Directors II, LLC and 38,813 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. O’Malley is a managing member of Technology Directors II, LLC. Mr. O’Malley disclaims beneficial ownership of the shares held by Technology Directors II, LLC except to the extent of his pecuniary interest in this entity.
(4)	Messrs. Maki, O’Malley and Ryan share voting and dispositive power with respect to Technology Directors II, LLC.
(5)	Includes 850,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. These options to purchase 600,000 and 250,000 shares of common stock expire on October 31, 2011, and November 1, 2012, respectively.
(6)	Includes 25,000 shares held by the Marti Nelson Medical Foundation; 13,500 shares held by the Erwin and Nelson Exemption Trust, of which Mr. Erwin is Trustee; 489,600 shares held by the Erwin and Nelson Living Trust, of which Mr. Erwin is Trustee; and 350,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. Erwin is a director and co-founder of the Marti Nelson Medical Foundation and disclaims beneficial ownership of the shares held by the Foundation.
(7)	Includes 424,999 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(8)	Number of shares beneficially owned by Dr. McGee is based on the best available information known to us as of June 30, 2003, and includes 175,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(9)	Includes 218,500 shares held by the Grill Family Trust, of which Dr. Grill is Trustee, and 151,666 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(10)	Includes 89,250 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. Levine is a nonvoting member of Technology Directors II, LLC. Accordingly, his holdings do not include shares held by this entity.
(11)	Includes 21,000 shares held by Timothy J. Rakitan Trust, of which Mr. John S. Rakitan is Trustee, 21,000 shares held by John T. Rakitan Trust, of which Mr. John S. Rakitan is Trustee, and 154,166 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(12)	Includes 162,583 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(13)	Includes 51,750 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.
(14)	Includes 75,631 shares held by Trust, of which Mr. Carton is Trustee; 800 shares held by Mr. Carton’s wife and beneficially owned by Mr. Carton; 1,080 shares representing Mr. Carton’s 0.9% interest in Carton, LLC which holds 120,000 shares of LSBC common stock; and 51,750 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004. Mr. Carton disclaims beneficial interest of LSBC common stock held by Carton, LLC except to the extent of his pecuniary interest in Carton, LLC.
(15)	Includes an aggregate of 1,868,872 shares issuable upon exercise of options that are exercisable currently or within 60 days of April 2, 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table summarizes the compensation earned by each individual who served as our Chief Executive Officer during 2003, the four other most highly compensated executive officers all acting in such capacities as of December 31, 2003, and two additional individuals for whom disclosure would have been required if not for their termination of employment prior to December 31, 2003, (collectively referred to as the “Named Executive Officers”). The aggregate amount of perquisites and other personal benefits, securities or properties received by each Named Executive Officer was less than either $50,000 or 10% of the total annual salary and bonus reported for each respective Named Executive Officer in each year reported below.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards				All Other Compensation (14)
Name and Principal Position	Year	Salary		Other			Restricted Stock Award		Securities Underlying Options
Kevin J. Ryan President and Chief Executive Officer (1)	2003 2002 2001	$21,478 — —		$	— — —		— — —		— — —		$	— — —

Ronald J. Artale Senior Vice President, Chief Operating Officer and Chief Financial Officer	2003 2002 2001	220,000 220,000 36,668	(2) (2)		27,658 32,985 —	(3) (3)	— — —		250,000 50,000 400,000			2,000 2,200 —

John S. Rakitan Senior Vice President, General Counsel and Secretary	2003 2002 2001	190,000 190,000 190,000	(4) (4)		— — —		— — —		50,000 50,000 50,000			3,300 4,900 5,400

Lawrence K. Grill, Ph.D. Senior Vice President, Research and Chief Scientific Officer	2003 2002 2001	190,000 184,250 180,000	(4) (4)		— — —		— — —		40,000 50,000 50,000			3,200 4,700 5,400

R. Barry Holtz, Ph.D. Senior Vice President, Biopharmaceutical Development	2003 2002 2001	190,000 190,000 190,000	(4) (4)		— — —		— — —		43,000 50,000 65,000			3,300 4,900 5,400

Robert L. Erwin Chairman of the Board and former Chief Executive Officer (1)	2003 2002 2001	107,900 297,500 293,000	(5) (5)		255,250 — —	(6)	— — —		— 125,000 75,000			1,700 5,100 5,400

John D. Fowler, Jr. Former President and Director (7)	2003 2002 2001	86,000 287,500 33,125	(8) (8)		285,000 — —	(9)	— — 690,000	(10)	— 250,000 850,000	(11)		1,300 2,400 —

David R. McGee, Ph.D. Former Executive Vice President	2003 2002 2001	127,700 241,671 238,000	(12) (12)		149,250 — —	(13)	— — —		— 50,000 50,000			2,100 5,000 5,400

(1)	Mr. Erwin was our Chief Executive Officer through April 2003. Mr. Ryan replaced Mr. Erwin at that time and is our current President and Chief Executive Officer. Mr. Ryan has agreed and the board of directors has approved an annual salary for Mr. Ryan in the amount of $30,000.
(2)

Includes salary forgone pursuant to a mandatory reduction of $22,000 in 2003 and $11,000 in 2002. In lieu thereof the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Artale may not be entitled to the stock issued to him.
(3)	The Company provided temporary housing, including basic furnishings, for Mr. Artale near the Company’s corporate office. In addition, the Company reimbursed Mr. Artale for air travel expenses incurred between his personal residence outside of California and the Company’s corporate office.
(4)	Includes salary forgone pursuant to a mandatory reduction of $19,000 in 2003 and $9,500 in 2002. In lieu thereof the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Rakitan, Dr. Grill and Dr. Holtz may not be entitled to the stock issued to them.
(5)	Includes $17,500 of cash compensation forgone at the election of Mr. Erwin in 2002 and salary forgone pursuant to a mandatory reduction of $16,300 in 2003 and $28,250 in 2002. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Erwin may not be entitled to the stock issued to him. Also, includes $22,900 in 2003 of accrued vacation paid upon termination of employment.
(6)	Includes severance benefit authorized by the Board of Directors being paid out in cash over 12 months and salary forgone pursuant to a mandatory reduction of $56,500 in 2003. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Erwin may not be entitled to the stock issued to him.
(7)	Mr. Fowler was our President until April 2003. Mr. Ryan became President at that time and is our current President.
(8)	Includes $17,500 of cash compensation forgone at the election of Mr. Fowler in 2002 and salary forgone pursuant to a mandatory reduction of $13,875 in 2003 and $27,750 in 2002. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Fowler may not be entitled to the stock issued to him. Also, includes $6,100 in 2003 of accrued vacation paid upon termination of employment.
(9)	Includes a lump sum cash payment as a severance benefit pursuant to Mr. Fowler’s employment agreement and salary forgone pursuant to a mandatory reduction of $55,500 in 2003. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Mr. Fowler may not be entitled to the stock issued to him.
(10)	On November 1, 2001, Mr. Fowler was issued, subject to the Company’s right of reversion, 200,000 shares of common stock. The fair market value of the Company’s common stock on the grant date was $3.45. The Company’s reversion right was originally scheduled to expire on a quarterly basis over a three-year period. However, pursuant to Mr. Fowler’s employment agreement, the Company’s reversion right expired as to all shares when our former chief executive officer, Mr. Erwin, was replaced by someone other than Mr. Fowler in April 2003. As provided by the terms of the stock issuance, at each vesting date in 2002, Mr. Fowler elected to revert a portion of his vested shares to the Company to settle minimum statutory payroll taxes realized by Mr. Fowler but paid by the Company. On December 31, 2003, Mr. Fowler held 114,693 vested shares valued at $211,035, based on Mr. Fowler’s aggregate vested shares and the fair market value of our common stock on that date.
(11)	Includes a warrant to purchase 250,000 shares of common stock.

(12)	Includes $11,667 of cash compensation forgone at the election of Dr. McGee in 2002 and salary forgone pursuant to a mandatory reduction of $19,500 in 2003 and $21,000 in 2002. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Dr. McGee may not be entitled to the stock issued to him. Also, includes $17,400 in 2003 of accrued vacation paid upon termination of employment.
(13)	Includes severance benefit authorized by the Board of Directors being paid out in cash over 12 months and salary forgone pursuant to a mandatory reduction of $42,000 in 2003. In lieu of these reductions, the Company issued shares of its common stock under the 2000 Stock Incentive Plan at an equivalent fair market value. Stock issued in lieu of the mandatory reduction is subject to a risk of forfeiture and Dr. McGee may not be entitled to the stock issued to him.
(14)	Comprised of term life insurance premium of less than $1,000 and 401(k) matching contributions.

Stock Option Grants in 2003

The following table summarizes information regarding stock options granted under the 2000 Stock Incentive Plan to the Named Executive Officers in 2003. Unless otherwise indicated below, options generally become exercisable and vest ratably over a period of 12 to 16 quarters.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003 (1)	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terne (3)
					5%	10%
Kevin J. Ryan	—	—	—	—	—	—
Ronald J. Artale	250,000	19.8%	$1.11	6/16/2013	$174,518	$442,264
John S. Rakitan	50,000	4.0%	1.11	6/16/2013	34,904	88,453
Lawrence K. Grill Ph.D.	40,000	3.2%	1.11	6/16/2013	27,923	70,762
R. Barry Holtz, Ph.D.	43,000	3.4%	1.11	6/16/2013	30,017	76,069
Robert L. Erwin	—	—	—	—	—	—
John D. Fowler, Jr.	—	—	—	—	—	—
David R. McGee, Ph.D.	—	—	—	—	—	—

(1)	Based upon a total of 1,259,500 stock options granted to all employees in 2003.
(2)	Exercise prices of granted stock options are equal to the closing price of the Company’s common stock as reported on the NASDAQ National Market on the date of grant.
(3)	In accordance with Securities and Exchange Commission rules, these columns quantify the hypothetical gains that could be achieved by the respective options assuming the options are exercised at the end of the option terms and the Company’s stock price appreciates from the date of grant at compounded annual rates of 5% and 10%. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and overall stock market conditions. If our stock price does not exceed the exercise price at the time of exercise, the realized value to the option holder will be zero.

Aggregated Option Exercises in Last Year and Year-End Option Values

The following table summarizes information regarding stock options exercised by the Named Executive Officers in 2003 and the value of unexercised “in-the-money” options they held at December 31, 2003.

Name	Common Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 (1)		Value of Unexercised In-the-Money Options at December 31, 2003 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Ryan	—	—	12,000	—	$600	$—
Ronald J. Artale	—	—	333,333	366,667	45,667	167,333
John S. Rakitan	—	—	142,708	82,292	21,333	45,667
Lawrence K. Grill Ph.D.	—	—	141,042	73,958	20,117	39,583
R. Barry Holtz, Ph.D.	—	—	150,771	82,229	19,691	42,199
Robert L. Erwin (3)	—	—	350,000	—	76,250	—
John D. Fowler, Jr.(4)	—	—	850,000	—	122,500	—
David R. McGee, Ph.D.(5)	—	—	175,000	—	30,500	—

(1)	Options generally become exercisable and vest ratably over a period of 12 to 16 quarters.
(2)	In-the-money options represents unexercised options having a per share exercise price below $1.84, the closing price of the Company’s common stock at December 31, 2003, as reported on the NASDAQ National Market. The value of unexercised in-the-money options equals the number of in-the-money options multiplied by the excess of $1.84 over the per-share exercise prices of the options. The value of unexercised in-the-money options at December 31, 2003, may never be realized by the option holders.
(3)	In connection with Mr. Erwin’s termination of employment with the Company, the Board of Directors accelerated vesting of options to purchase 131,250 shares of common stock at a price ranging from $1.23 to $6.19 per share.
(4)	Pursuant to Mr. Fowler’s employment agreement, his termination of employment with the Company accelerated vesting of options to purchase 579,167 shares of common stock at a price ranging from $1.35 to $3.45 per share and a warrant to purchase 250,000 shares of common stock at $5.13 per share. The warrant shares are not currently exercisable and are not presented in the above table of Aggregated Option Exercises in Last Year and Year-End Option Values.
(5)	In connection with Mr. McGee’s termination of employment with the Company, the Board of Directors accelerated vesting of options to purchase 62,500 shares of common stock at a price ranging from $1.23 to $6.19 per share.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

In November 2001, Ronald J. Artale joined the Company as Senior Vice President and Chief Financial Officer. Mr. Artale’s offer letter provided for an initial salary of $220,000 commencing on November 1, 2001. As a result of mandatory reductions in cash compensation, Mr. Artale’s annual salary is now $198,000. Mr. Artale received 26,171 and 10,112 shares of common stock under the Company’s 2000 Stock Incentive Plan with an aggregate value equivalent to the amount of the mandatory reduction of his cash compensation in 2003 and 2002, respectively. These shares are subject to a risk of forfeiture and Mr. Artale may not be entitled to the stock issued to him. Mr. Artale is eligible for undetermined bonus and stock option grants. If he is terminated without cause, he will receive severance equivalent to twelve months salary. Mr. Artale also received options to purchase 400,000 shares of common stock at an exercise price of $3.45 per share under the 2000 Stock Incentive Plan. These options vest in equal quarterly installments over a period of three years. All unvested options will immediately vest if the Company is acquired. Pursuant to the offer letter and an extension thereof, Mr. Artale received payments for various relocation, housing and travel expenses in 2003. Mr. Artale’s employment is at will and may be terminated at any time, with or without formal cause.

In June 2003, we entered into a separation agreement with Robert L. Erwin, our former Chief Executive Officer. Under the terms of this agreement, Mr. Erwin’s employment was terminated and he agreed to release the Company from any claims related to his employment and his separation from the Company. The Company agreed to pay Mr. Erwin a lump sum of $79,500 and aggregate of $238,500 in twelve equal monthly payments. In addition, we issued to Mr. Erwin 56,500 shares of the Company’s common stock with a then current market value of $56,500, waived the vesting requirements with respect to 131,250 shares of the Company’s common stock issuable under the Company Stock Issuance Program, and accelerated the vesting, and extended the exercise period, of all of Mr. Erwin’s stock options. The terms of Mr. Erwin’s separation agreement also provide that the Company will reimburse Mr. Erwin for healthcare and life insurance premiums through August 2004, transfer ownership of his work-related computer equipment from the Company to him upon cessation of his serving as a director, and pay for his cell phone coverage through October 2004.

John D. Fowler, Jr. joined the Company as President in November 2001 and served in that capacity until his separation from the Company in April 2003. Mr. Fowler’s offer letter, dated November 1, 2001, set forth a compensation arrangement for him, which is summarized below:

•	Mr. Fowler’s initial salary was $285,000 commencing on November 1, 2001. Through a combination of voluntary and mandatory reductions of cash compensation in 2002, Mr. Fowler’s annual salary had been reduced to $229,500. Mr. Fowler received 81,721 and 30,346 shares of common stock under the Company’s 2000 Stock Incentive Plan with a value equivalent to the aggregate amount of voluntary and mandatory reductions of his cash compensation in 2003 and 2002, respectively. The stock issued to Mr. Fowler in lieu of the mandatory reduction of his cash compensation is subject to a risk of forfeiture. Under a provision of his offer letter, Mr. Fowler received severance in the form of a cash payment of $229,500, and shares of the Company’s common stock equal in value to $55,500.

•	Mr. Fowler received options to purchase 250,000 and 600,000 shares of common stock at an exercise price of $1.35 and $3.45 per share under the Company’s 2000 Stock Incentive Plan in 2003 and 2002, respectively. These stock options were to vest in equal quarterly installments over a period of three years. Under a provision of his offer letter, the 579,167 unvested options vested immediately when our former chief executive officer, Robert L. Erwin, was replaced by Kevin J. Ryan in April 2003.

•	Pursuant to the offer letter, Mr. Fowler purchased 100,000 shares of common stock from the Company at a purchase price of $3.45 per share, the closing price of the Company’s common stock on November 1, 2001.

•	Mr. Fowler was issued 200,000 shares of the Company’s common stock as additional compensation to him upon entering into his employment with the Company. These shares were subject to the Company’s right of reversion upon termination of his employment by the Company for cause. These shares were to vest and the Company’s right of reversion was to lapse according to the following schedule: 50,000 shares on January 1, 2002, and thereafter in twelve quarterly installments of 12,500 shares beginning February 1, 2002. However, the Company’s reversion right expired as to all of the shares of common stock when our former chief executive officer, Robert L. Erwin, was replaced by Kevin J. Ryan in April 2003.

•	On November 1, 2001, Mr. Fowler was issued a warrant to purchase 250,000 shares of common stock as additional compensation to him upon entering into his employment with the Company. Pursuant to the offer letter, the warrant became immediately vested when our former chief executive officer, Robert L. Erwin, was replaced by Kevin J. Ryan in April 2003. The warrant becomes exercisable in full if the quoted value of the Company’s common stock, as reported on the NASDAQ National Market, equals an average of at least $6.84 for any consecutive 20-business-day period prior to February 15, 2006. The exercise price of the warrant is $5.13 per share and the warrant expires on February 14, 2012.

•	Mr. Fowler’s employment was at will. Mr. Fowler resigned in April 2003.

In June 2003, we entered into a separation agreement with David R. McGee, a former Executive Vice President. Under the terms of this agreement, Dr. McGee’s employment was terminated and he agreed to release the Company from any claims related to his employment and his separation from the Company. The Company agreed to pay Dr. McGee an aggregate of $198,000 in twelve equal monthly payments. In addition, we issued to Dr. McGee 42,000 shares of the Company’s common stock with a then current market value of $42,000, waived the vesting requirements with respect to 62,500 shares of the Company’s common stock issuable under the Company Stock Issuance Program, and accelerated the vesting, and extended the exercise period, of all of Dr. McGee’s stock options. The terms of Dr. McGee’s separation agreement also provide that the Company will reimburse Dr. McGee for healthcare and life insurance premiums through June 2004, transfer ownership of work-related computer equipment from the Company to him, and pay for his cell phone coverage through June 2004.

Equity Compensation Plans Information

The Company’s equity compensation plans are fully described in our annual report for the year ended December 31, 2003. The Company maintains the 2000 Stock Incentive Plan (the “Plan”) and the 2000 Employee Stock Purchase Plan (the “ESPP”), each of which has been approved by the Company’s stockholders. Information related to our equity compensation plans as of December 31, 2003, is set forth below.

	(a)		(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,059,069	(1)(2)	$4.42	3,145,197	(3)(4)
Equity compensation plans not approved by security holders	250,000	(5)	5.13	—

Total	7,309,069		4.44	3,145,197

(1)	Excludes 833,055 shares of restricted common stock issued by the Plan under the terms of the Company’s Stock Issuance Program. These shares are subject to a risk of forfeiture or may be subject to repurchase by the Company at a weighted average exercise price of $1.10.
(2)	Excludes purchase rights accruing under the ESPP.
(3)	Includes 2,216,238 and 928,959 shares available for issuance under the Plan and the ESPP, respectively.
(4)	Pursuant to the Plan and the ESPP, on each January 1, the number of shares of common stock reserved for issuance under the Plan and the ESPP shall be increased automatically by a number of shares equal to 4% and 1%, respectively, of the total number of outstanding shares of common stock on the last trading day of the immediately preceding month, provided that no such increase under the Plan and the ESPP may exceed 2,000,000 and 350,000 shares, respectively, in any calendar year.
(5)	On November 1, 2001, John D. Fowler, Jr. was issued a warrant to purchase 250,000 shares of common stock as additional compensation to him upon entering into his employment with the Company.

The following pages contain a report issued by our Compensation Committee relating to executive compensation for 2003, a chart titled “Stock Performance Graph” and a report issued by our Audit Committee relating to its review of the accounting, auditing and financial reporting practices of the Company. Stockholders should be aware that under SEC rules, the Compensation Committee Report On Executive Compensation, the Stock Performance Graph and the Audit Committee Report are not deemed to be “soliciting material” or “filed” with the SEC under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless these sections are specifically referenced.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee in conjunction with the board of directors sets the compensation of the Chief Executive Officer and other officers of the Company, reviews the design, administration and effectiveness of compensation programs for other key executives and approves stock option grants for all executive officers. The Committee is composed entirely of outside directors.

Compensation Philosophy and Objectives

The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets, individual contribution, customer satisfaction and financial performance relative to that of the Company’s competitors.

Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a group of selected companies in the biotechnology field.

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives as well as individual contributions.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) variable incentive awards and (iii) long-term, equity-based incentive awards. The Committee determined the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department and an independent consulting firm that furnish the Committee with executive compensation data drawn from a survey of approximately 115 similarly sized companies in the biotechnology field, out of approximately 400 biotechnology companies nationwide. Our executive salaries were set in approximately the middle of the range of executive salaries for such similarly sized companies. The positions of the Company’s Chief Executive Officer and executive officers were compared with those of their counterparts and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation and stock option grants.

Base Compensation.    The base salary for each executive officer is set on the basis of responsibilities, personal performance and a review of comparable positions at similarly sized companies in our industry. The level of base salary set for such executive officers to date has ranged from below the average range of salaries to above the average compared to the surveyed compensation.

Effective July 1, 2002, a broad-based salary reduction program mandated by the Company for more than 25 of the Company’s most highly paid employees, including most executive officers. Under this broad-based program, certain officers realize reductions of approximately 17%-20% of their annual cash compensation. Most other executive officers are realizing 10% reductions in the annual cash compensation under the broad-based program. Each current executive officer whose salaries were reduced is receiving stock compensation under the Company’s 2000 Stock Incentive Plan with a value equivalent to the reduction in their cash compensation. Executive officers were issued a total of 379,688 shares of the Company’s common stock under the 2000 Stock Incentive Plan in connection with such cash compensation reductions in 2003.

Variable Incentive Awards.    To reinforce the attainment of Company goals, the Committee believes that a portion of the annual compensation of each executive officer should be in the form of variable incentive pay. On March 9, 2001, the board of directors adopted a plan to provide such incentive compensation to take effect in 2001. The annual incentive compensation for executive officers is determined on the basis of the Company’s achievement of the financial performance targets and also includes a component based on the executive’s individual performance. In view of the Company’s performance, no incentive payments were made to executive officers in 2003. To date, no incentive payments have been made under this incentive compensation plan.

Long-Term, Equity-Based Incentive Awards.    The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions within the Company and at similarly sized companies in our industry and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among individuals at the Committee’s discretion. Option grants to acquire shares of the Company’s common stock are at a fixed price per share (generally, the market price on the grant date) over a specified period of time. Options granted vest in quarterly installments generally over a three- or four-year period, contingent upon the optionee’s continued employment with the Company. Accordingly, the option grants generally will provide a return only if the optionee remains with the Company, and in any event only if the market price of the Company’s common stock appreciates over the option term. In 2003, the Committee recommended, and the full board of directors granted, options to purchase an aggregate of 483,000 shares of common stock to the Company’s executive officers.

CEO Compensation.    Mr. Ryan and Mr. Erwin served as the Company’s CEO during a portion of 2003. The 2003 annual base salary for Mr. Erwin was generally determined in accordance with the compensation philosophy and practices as outlined above. In consideration of the Company’s restricted cash position, Mr. Ryan has agreed and the board of directors has approved, an annual salary for Mr. Ryan in the amount of $30,000 with his election as the Company’s President and CEO in April 2003. Accordingly, Mr. Ryan earned $21,478 in base salary during 2003. By agreement with the Board of Directors, Mr. Ryan received no options in 2003 for his performance as CEO in 2003.

After the effect of the mandatory reductions in cash compensation described above, Mr. Erwin’s base salary in 2003 was $238,500, as compared to $251,754 in 2002. With respect to Mr. Erwin’s base salary, the Committee took into account base salaries of chief executive officers at similarly sized companies in our industry, and his performance integrating the company’s technologies. In 2003, Mr. Erwin was issued 35,805 shares of common stock under the 2000 Stock Incentive Plan as a result of the Company’s program of mandatory reductions of cash compensation for highly paid employees.

Mr. Erwin served as the CEO through early April 2003, at which time he resigned from that position, although he continued to serve the Company in the capacity of Chairman of the Board. Accordingly, Mr. Erwin earned $91,600 in base salary during 2003. Consistent with the criteria set forth above and the Company’s performance, Mr. Erwin received no bonus or stock options for his performance as CEO in 2003. However, in June 2003, we entered into a separation agreement with Robert L. Erwin, our former Chief Executive Officer. Under the terms of this agreement, Mr. Erwin’s employment was terminated and he agreed to release the Company from any claims related to his employment and his separation from the Company. The Company agreed to pay Mr. Erwin a lump sum of $79,500 and aggregate of $238,500 in twelve equal monthly payments. In addition, we issued to Mr. Erwin 56,500 shares of the Company’s common stock with a then current market value of $56,500, waived the vesting requirements with respect to 131,250 shares of the Company’s common stock issuable under the Company Stock Issuance Program, and accelerated the vesting, and extended the exercise period, of all of Mr. Erwin’s stock options. The terms of Mr. Erwin’s separation agreement also provide that the Company will reimburse Mr. Erwin for healthcare and life insurance premiums through August 2004, transfer ownership of his work-related computer equipment from the Company to him upon cessation of his serving as a director, and pay for his cell phone coverage through October 2004.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1 million limit for any officer, and the Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2003 will exceed that limit. The Company’s 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation.

Other Elements of Executive Compensation

Executives are eligible for corporation-wide medical and dental benefits, participation in a 401(k) plan under which the Company currently provides matching contributions up to $3,250 per year and participation in the Company Employee Stock Purchase Plan. In addition, executives participate in a corporation-wide short and long-term disability insurance program and a group term life insurance program.

It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

Submitted by the Compensation Committee of the

Board of Directors

Marvyn Carton

Sol Levine

Bernard Grosser, M.D.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return of the Company’s common stock with the cumulative total return of the NASDAQ Stock Market-U.S. Index and of a peer group of companies for the period beginning August 10, 2000 (the first NASDAQ trading day of the Company’s common stock) through December 31, 2003. This graph assumes the investment of $100 on August 10, 2000 in each of the common stock of the Company, the NASDAQ Stock Market-U.S. Index, and our peer group, and that all dividends were reinvested. Our peer companies are: Applera Corporation, Ciphergen Biosystems, Inc., Diversa Corporation, Dyax Corporation, Exelixis, Inc., Illumina, Inc., Incyte Corporation, Lexicon Genetics Inc., Paradigm Genetics, Inc., and Rigel Pharmaceuticals, Inc.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company’s common stock.

COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*

AMONG LARGE SCALE BIOLOGY CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

* $100 invested on 8/10/00 in stock and index, including reinvestment of dividends.

Cumulative Total Return

	8/10/00	12/00	12/01	12/02	12/03
Large Scale Biology Corporation	100.00	43.44	20.58	3.66	8.42
NASDAQ Stock Market-U.S. Index	100.00	65.27	51.78	35.80	53.55
Peer Group	100.00	50.34	37.44	13.32	19.20

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the board of directors, the Audit Committee oversees the quality and integrity of the Company’s accounting and financial reporting practices and the audit of the Company’s consolidated financial statements by its independent auditors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2003, with the Company’s management and its independent auditors, Deloitte & Touche, LLP, prior to public release. The Audit Committee has discussed with Deloitte & Touche, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP, required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit Committee discussed with Deloitte & Touche, LLP, their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors and the board of directors has approved that the audited consolidated financial statements for the year ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee of the

Board of Directors

Marvyn Carton

Sol Levine

Bernard I. Grosser, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From January 1, 2003, to the present, there are no transactions in which the amount involved exceeds $60,000 to which we or any of our subsidiaries is a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons has a direct or indirect material interest, except for payments set forth under “Executive Compensation and Related Information.”

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of the board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based solely upon the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that during 2003, all members of the board of directors, our executive officers and person(s) who hold more than 10% of our outstanding common stock timely filed all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to transactions in equity securities of the Company.

STOCKHOLDER PROPOSALS

Deadline for receipt of stockholder proposals for the 2005 Annual Meeting of Stockholders

Proposals of our stockholders that are intended to be included in our proxy statement and presented by such stockholders at our 2005 Annual Meeting of Stockholders must be received no later than December 30, 2004. Stockholders wishing to nominate directors or propose other business at the 2005 Annual Meeting of Stockholders, but not intending to include such nomination or proposal in the Company’s proxy statement for such meeting, must give advance written notice to the Company pursuant to our bylaws. Our bylaws provide that notice of any such nomination or proposal must be received at our principal executive offices not less than 120 days prior to the date of the 2005 Annual Meeting of Stockholders and must contain the information specified by our bylaws. If this notice is not timely, then the nomination or proposal will not be brought before the 2005 Annual Meeting of Stockholders.

Appendix A

LARGE SCALE BIOLOGY CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Large Scale Biology Corporation (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. The Committee’s principal functions are to:

•	Appoint and set the compensation of independent auditors to audit the Company’s financial statements, review and evaluate the qualifications, independence and performance of the independent auditors and otherwise oversee the independent auditors;

•	Assist Board oversight of the integrity of the Company’s financial statements, monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the independent auditors, the Company’s financial and senior management and provide the Board with the results of its monitoring and recommendations derived therefrom;

•	Monitor the Company’s compliance with legal and regulatory requirements;

•	Facilitate communication among the independent auditors, the Company’s financial and senior management, and the Board;

•	Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, shall have authority to direct and supervise an investigation into any matters within the scope of its duties, and shall have authority to retain such outside counsel, experts and other advisors as it determines to be necessary to carry out its responsibilities. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payment of compensation to (i) the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, (ii) to any outside advisors employed by the Committee pursuant to this charter and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

II. Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the Committee membership. The Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by applicable law, including the rules and regulations of the SEC and The NASDAQ Stock Market, as they may be amended from time to time. Each member of the Committee shall have the ability to read and understand financial statements and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the rules and regulations of the SEC and The NASDAQ Stock Market. If reasonably practicable, at least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the Board in accordance with the rules and regulations of the SEC.

III. Meetings

The Committee shall meet at least once each quarter and more frequently as determined to be appropriate by the Committee. The Committee shall meet at least once each quarter with the independent auditors, out of the presence of management, about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee shall also meet at least once each quarter with management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed with the Committee.

IV. Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

General

1.     Review and reassess the adequacy of the Committee’s charter at least annually. Submit the charter to the Board for review and approval and include a copy of the charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time (currently, once every three years).

2.     Perform an annual self-evaluation of the Committee.

3.     Maintain minutes of meetings and periodically report to the Board on significant matters related to the Committee’s responsibilities.

Processes and procedures

1.     Review periodically, but at least on an annual basis, the adequacy of internal controls of the Company.

2.     Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company’s accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the Committee by each group.

3.     At least once per quarter, consult with the independent auditors, out of the presence of management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. At least once per quarter, consult with management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed with the Committee.

4.     Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

5.     Establish procedures to receive and process complaints regarding accounting, internal auditing controls or auditing matters, and for employees to make confidential, anonymous complaints regarding questionable accounting or auditing matters.

6.     Review for potential conflicts of interests and other improprieties, and approve, all related party transactions described under Item 404 of SEC Regulation S-K. Management is responsible for presenting all related party transactions to the attention of the Audit Committee.

Independent auditors

1.     Appoint and, where appropriate, replace the independent auditors. Review the independence, performance, experience and qualifications of the independent auditors, and otherwise oversee the independent auditors for the purpose of preparing or issuing an auditor report or performing other audit, review and attest services.

2.     Communicate with the independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditors’ ultimate accountability to the Committee, as representatives of the Company’s stockholders; and (ii) the ultimate authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.

3.     Review and approve processes and procedures to ensure the continuing independence of the independent auditors. These processes shall include obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent auditors and discontinuing any relationships that the Committee believes could compromise the independence of the auditors. These processes shall also include consideration of whether fees billed for information technology services and other non-audit services are compatible with maintaining the independence of the auditors.

4.     Pre-approve all audit and non-audit services to be provided by the independent auditors. The Committee may delegate the authority to grant such pre-approvals to one or more members of the Committee, provided that the pre-approval decision and related services are presented to the Committee at its next regularly scheduled meeting.

5.     Approve the fees and other significant compensation to be paid to the independent auditors.

6.     Review the independent auditors’ audit plan.

7.     Resolve any disagreements between management and the independent auditors regarding financial reporting.

Disclosure and Reporting

1.     Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the SEC.

2.     Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

3.     Review on at least a quarterly basis the status of any legal or regulatory matters that could have a significant impact on the Company’s financial statements.

4.     Review and discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.     Review the Management’s Discussion and Analysis section of the Company’s Forms 10-Q and 10-K, prior to filing with the SEC and discuss with management and the independent auditors.

6.     In connection with the Committee’s review of the quarterly and annual financial statements, discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

7.     Obtain and review the reports that are required to be delivered by the independent auditors addressing: (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of each alternative and the treatment preferred by the independent auditors; and (iii) other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

8.     In connection with the Committee’s review of the annual financial statements:

•	Discuss with the independent auditors and management the financial statements and the results of the independent auditors’ audit of the financial statements.

•	Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

9.     Recommend to the Board whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (i) the Committee’s review and discussion with management of the annual financial statements, (ii) the Committee’s discussion with the independent auditors of the matters required to be discussed by SAS 61, and (iii) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

10.     In connection with the Committee’s review of the quarterly financial statements, the Committee or Chairman of the Committee on behalf of the full Committee:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 100 review of the quarterly financial statements.

•	Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

11.     Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

Other

Perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any stock exchange or market on which the Company’s Common Stock is listed, and perform other activities that are consistent with this charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

DETACH HERE

PROXY

LARGE SCALE BIOLOGY CORPORATION

Annual Meeting of Stockholders—May 26, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Ryan, Ronald J. Artale and John S. Rakitan, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes them to represent and to vote all shares of stock of Large Scale Biology Corporation which the undersigned is entitled to vote, as specified on the reverse side of this card at the Annual Meeting of Stockholders of Large Scale Biology Corporation (the “Meeting”) to be held on May 26, 2004 at 10:00 a.m. local time, at the Travis Credit Union, Room B, One Travis Way, Vacaville, California and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

DETACH HERE

☒    Please mark votes as in this example.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors Nominees: (01) Robert L. Erwin, (02) Marvyn Carton, (03) Bernard I. Grosser, M.D., (04) Sol Levine, and (05) Kevin J. Ryan.	2.	To ratify the selection of Deloitte & Touche LLP as Large Scale Biology Corporation’s independent accountants for the year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐	(Instruction: to withhold authority to vote for any individual nominee, write that nominee’s name on the space provided above.)	3.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Signature:	Date:	Signature:	Date: